EXHIBIT 8.3

[letterhead of RP Financial, LC.]


                                 June 10, 1998



Board of Trustees
Service Bancorp, MHC
Board of Directors
Summit Bank
81 Main Street
Medway, Massachusetts  02053

                 Re:      Stock Issuance Plan:  Subscription Rights
                 -----------------------------------------


Gentlemen:

         All capitalized terms not otherwise defined in this letter have the meanings given such terms in the stock issuance plan adopted by the Board of Directors of Summit Bank ("Summit" or the "Bank") and the Board of Trustees of Service Bancorp, MHC (the "MHC"). Pursuant to the stock issuance plan, Summit will become a wholly-owned subsidiary of Summit Bancorp, Inc. (the "Holding Company"), a Massachusetts corporation, and the Holding Company will issue a majority of its common stock to the MHC, and sell a minority of its common stock to the public.

         We understand that in accordance with the stock issuance plan subscription rights to purchase shares of common stock in the Holding Company are to be issued to: (1) Eligible Account Holders; (2) Supplemental Eligible Account Holders; (3) the ESOP; and (4) Employees, Officers, Directors and Trustees. Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock in the Holding Company at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

          (1) the subscription rights will have no ascertainable market value; and,

          (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

         Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Holding Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the Subscription Offering will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.



                                           Very truly yours,

                                           RP FINANCIAL, LC.


                                           /s/  Gregory E. Dunn
                                           -----------------------------
                                           Gregory E. Dunn
                                           Senior Vice President